Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PGT, INC.

PGT, Inc., (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify pursuant to Section 241 of the Delaware General Corporation Law (the “DGCL”) that:

1. The present name of the Corporation is PGT, Inc.

2. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was December 16, 2003. The Corporation filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation on July 3, 2006.

3. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Board of Directors of the Corporation pursuant to the provisions of Sections 141 and 242 of the DGCL and amends the FIRST Article of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

The name of the Corporation is PGT Innovations, Inc. (hereinafter the “Corporation”).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Jeff Jackson, its President and Chief Operating Officer, as of the 13th day of December, 2016.

PGT, INC.

By:	/s/ Jeff Jackson
Name:	Jeff Jackson
Title:	President and Chief Operating Officer